EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“the Agreement”) is effective September 1, 2007 (the “Effective Date”), by and between Auriga Laboratories, Inc., (the “Company”) and Frank Greico (“Executive”).

1.	ENGAGEMENT AND DUTIES

1.1  Engagement. Subject to the terms and conditions set forth in this Agreement, the Company will employ Executive as its Chief Financial Officer, pursuant to the terms of this Agreement. Executive hereby accepts such engagement and employment, pursuant to the terms of this Agreement.

1.2  Employment Period. Unless terminated earlier pursuant to Section 4, Executive’s term of employment as Chief Financial Officer under this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year following the Effective Date. If the parties mutually agree, the parties shall have the option to extend the term of this Agreement for an additional one (1) year period upon either party notifying the other party, in accordance with section 7.2, of intent to renew at least ninety (90) days prior to the end of the initial one (1) year term, subject to acceptance of such renewal by the other party. The initial one (1) year term, and any additional renewal period, shall together be referred to as the “Employment Period” as such term is used in this Agreement.

1.3  Duties and Responsibilities. During the Employment Period, the duties, authority and responsibilities of Executive shall be commensurate with the duties, authority and responsibilities customarily accorded a Chief Financial Officer at comparable companies, and shall include such duties and responsibilities as may be legally assigned to Executive by the Chief Executive Officer or Board of Directors of the Company (the “Board”). During the Employment Period, Executive shall report to the Chief Executive Officer and the Board. Executive shall exercise such authority and perform such duties and services, consistent with his position, as may be assigned to him from time to time by the Chief Executive Officer and the Board and the Executive hereby agrees to perform well and faithfully such duties and responsibilities.

1.4  Devotion of Time and Best Efforts. Except for vacations as provided herein and absences due to temporary illness, under an approved leave, or as required by applicable law, Executive agrees to devote his best efforts and energies on a full time basis during the Employment Period to the performance of his duties hereunder and to advance the Company’s interests. Notwithstanding the foregoing, Executive acknowledges during his employment with the Company, Executive may engage in any other business activity, whether or not such business activity is pursued for profit, or other pecuniary advantage, including, without limitation, personal investments, conducting private business affairs, participating on boards of nonprofit foundations and similar activities which, in each such case, do not materially interfere with the services rendered by Executive under this Agreement.

Greico Employment Agreement

2.	COMPENSATION

2.1  Base Salary. During the Employment Period, in exchange for the services provided by Executive hereunder, Executive shall receive an annual “Base Salary” of Two Hundred And Fifty Thousand Dollars ($250,000) commencing on the first day of the Employment Period, payable in accordance with the Company’s regular payroll practices and policies which are in effect from time to time. The Board, and/or the Compensation Committee of the Board, as applicable, shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1st of any year during the Employment Period. The amount of the increase shall be determined no later than two (2) weeks prior to the annual filing of the Company’s Form 10k and any such increase shall be retroactive until January 1st of the year in which the salary increase occurs. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law from such Base Salary, bonuses, benefits and other payments to the Executive, as applicable.

2.2  Bonus. During the Employment Period, the Executive shall be entitled to receive an annual bonus based on increases in market capitalization of the Company which occur subsequent to the Effective Date such that Executive shall be entitled to the amount of five thousand dollars ($5,000) for every one million dollar ($1,000,000) increase in market capitalization, with the foregoing bonus being payable each calendar quarter (“Quarterly Bonus”). Such Quarterly Bonus shall be prorated for any partial increase in market capitalization of the Company measured each quarter of the year. The first $100,000 of this bonus earned in any particular quarter will be paid in cash and the Company shall have the discretion to pay any part of this Quarterly Bonus over $100,000 earned in that same quarter in the equivalent fair market value of the Company’s registered common stock. By way of example, if, during the first calendar quarter subsequent to the Effective Date, the market capitalization of the Company increases from $60 million to $62 million, Executive would be entitled to a Quarterly Bonus of $10,000. If, however, the market capitalization of the Company was only to remain at $60 million during the first calendar quarter subsequent to the Effective Date, Executive would receive no Quarterly Bonus. Notwithstanding the foregoing, Executive shall not be entitled to any Quarterly Bonus if the amount of market capitalization of the Company is below any previous market capitalization amount on which Executive was paid. The amount of such Quarterly Bonus shall be payable to Executive within fifteen (15) days of the end of each calendar quarter. In addition to and without in any way limiting Executive rights to receive the Quarterly Bonus, Executive shall also be entitled to participate in any bonuses provided to senior management personnel of the Company as determined by the Board in their discretion.

2.3  Equity Incentive Award. Concurrently herewith, the Company is granting Executive an award consisting of options to purchase One Million Four Hundred Thousand (1,400,000) shares of common stock of the Company. The exercise price per share will be equal to the fair market value per share on the date the option is granted by the Board, pursuant to the terms of the 2007 Stock Option Plan and Stock Option Agreement of the Company, or any successor thereto, as applicable. The Board shall grant said stock options to Executive no later than September 30, 2007. Executive will vest in 400,000 of the option shares on the Effective Date, and in 25% of the remaining 1,000,000 option shares on the first anniversary of the Effective Date before the expiration of Executive’s first term of employment with the Company. The balance will vest in thirty six equal monthly installments over the following three years of services, as described in the applicable stock option agreement. Executive shall continue to have the right to exercise any vested options for a period of at least twelve (12) months after the date of termination of employment for any of the reasons set forth in paragraph 4, below, other than for a termination for Cause. Additionally, Executive shall be entitled to participate in any equity grants provided to senior management personnel of the Company under the 2007 Stock Option and Equity Incentive Plans or any successor thereto as determined by the Board in their discretion.

Greico Employment Agreement

2.4  Expense Reimbursements. The Company agrees that during the Employment Period, the Executive shall be authorized to incur ordinary and necessary expenses in connection with the promotion, operation and furtherance of the business affairs of the Company, including reasonable expenses incurred for purposes of entertainment, travel, business and educational/professional meetings, professional association membership dues and fees (including but not necessarily limited to AICPA and NYSSCPA), and expenses associated with continuing education requirements, as shall be in accordance with normal Company policy approved by the Board and which are in accordance with Executive’s position as Chief Financial Officer of the Company. The Executive shall be entitled to reimbursement by the Company for such reasonable business expenditures upon presentation by the Executive to the Company of an itemized account of such expenditures, together with appropriate receipts and vouchers or other evidence as shall be required for tax or accounting purposes.

2.5  Auto Allowance. The Executive shall be entitled to a monthly auto allowance of Seven Hundred Fifty Dollars ($750) to be paid in accordance with the Company’s standard payroll and expense practices.

3.	BENEFITS

3.1  Health and Welfare. During the Employment Period, Executive shall be eligible to participate in the health and welfare benefits generally available to other senior management employees of the Company and shall have the same rights and privileges to participate in any employee benefit plans and arrangements, in accordance with the Company’s policies in effect from time to time as any other senior management employee of the Company. The Executive, at his election, may choose to continue his existing health insurance in place of participating in the Company’s health insurance plan and, upon this election, the Company shall reimburse Executive for his monthly health insurance premiums incurred during the Employment Period.

3.2  Pension & Retirement Benefits. During the Employment Period, Executive shall be eligible to participate in the qualified and nonqualified pension, profit sharing and retirement plans generally available to other senior management employees of the Company. Executive may begin participating in the Company’s 401(k) Plan during the enrollment period following the first 90 days of employment. Company will match up to 3% of Executive’s base salary. Executive is eligible to contribute up to the statutory limits as specified in the Internal Revenue Code.

Greico Employment Agreement

3.3  Vacation. During the Employment Period, the Executive shall be entitled to five weeks of vacation each full calendar year in accordance with the Company’s policies and procedures related to vacation time. Executive may accrue up to a maximum of 2 times his yearly vacation allotment. However, upon reaching this maximum level of accrual, Executive will cease to accrue additional vacation time until the level of accrual falls below this maximum accrual cap. The first year’s vacation will be prorated based on the Effective Date of September 1, 2007. Executive will also receive 6 personal/sick days per year. Executive must be employed greater than 90 days to use sick/personal days, which accrue at a rate of 1.85 hours per bi-weekly pay date.

4.	TERMINATION OF EMPLOYMENT

4.1  Death or Disability. If the Executive dies during the Employment Period, the Executive’s employment shall be deemed to terminate on or after the date of death, as of the date the Executive’s death is established by reasonable documentation. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of fully performing the essential functions of his position with reasonable accommodation for a period of six (6) months or more during any consecutive twelve (12) month period or twelve (12) consecutive weeks, after such twelve (12) month period, the Company, in its reasonable discretion, may terminate Executive’s employment due to “Disability” by providing written notice of such termination to Executive. A termination of Executive’s employment, and the Employment Period, by either Executive or the Company, for Disability shall be communicated to the other party by written notice, and shall be effective the thirtieth (30th) day after receipt of such notice of Disability by the other party.

4.2  Termination for Cause. The Company may terminate the Employment Period and the Executive’s employment for “Cause” (such termination being hereinafter called a “Termination For Cause”) by giving the Executive notice in writing of such termination which sets forth in general the grounds for such termination. Such termination shall be effective immediately upon such notice. For purposes of this Agreement, “Cause” shall mean: a) Executive’s conviction or plea of guilty or nolo contendere to a felony or any crime involving dishonesty or moral turpitude, b) his willful failure to perform any of his material duties under this Agreement which results in demonstrable material injury to the Company, or c) commission by Executive of an act or omission that could adversely and materially affect the Company’s business or reputation. If the Company contends the Executive is in violation of either subparts (b) and (c) of this paragraph, then it shall provide written notice to the Executive of its contention and the factual basis therefore and shall provide Executive a period of thirty (30) days to remedy or cure said breach.

4.3  Termination Without Cause. The Company may terminate Executive’s employment at any time during the Employment Period without “Cause” by giving the Executive written notice of such termination which shall be effective immediately upon such notice.

4.4  Voluntary Termination. Executive may terminate the Employment Period and his employment hereunder by providing the Company with thirty (30) days written notice of his resignation. Any termination of the employment of the Executive hereunder by resignation (or other voluntary action of the Executive) shall be deemed to be a “Voluntary Termination.”

Greico Employment Agreement

4.5  Termination by Executive for Good Reason. Executive’s Employment Period may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination by Executive for any reason on or after a Change in Control, as defined below, or the occurrence of any one or more of the following events without Executive’s prior written consent, unless Company fully cures the circumstances constituting Good Reason (provided such circumstances are capable of cure) within thirty (30) business days of receipt of written notice of such circumstances by Company from Executive:

(a)  A material reduction in Executive’s titles, duties, authority and responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities without the written consent of Executive; or

(b)  Company’s reduction of Executive’s annual Base Salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; or failure to pay Base Salary or bonus on a timely basis; or the relocation of Company’s headquarters to a location more than twenty-five (25) miles from Company’s current headquarters in Los Angeles, California; or

(c)  Company’s failure to cure a material breach of its obligations under this Agreement within thirty (30) business days after written notice is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that Company has breached its obligations under Agreement.

For purposes of this Agreement, “Change in Control” shall mean (A) the dissolution or liquidation of the Company; (B) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (C) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (D) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (E) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve (12) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (2/3) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve (12) month period.

Any termination for Good Reason must occur during a pre-determined limited period of time not to exceed two (2) years following the initial existence of one or more of the above conditions constituting “Good Reason”, as defined above. Executive is required to provide notice to Company of the existence of any condition constituting “Good Reason” within a period of ninety (90) days of the initial existence of any such condition and Company shall have the opportunity to remedy the condition within thirty (30) days.

Greico Employment Agreement

5.	EFFECT OF TERMINATION OF EMPLOYMENT

5.1  Termination of Employment Other Than For Cause. Upon the termination of the Executive’s employment hereunder for Death or Disability (Paragraph 4.1) or Termination Without Cause by the Company (Paragraph 4.3) or by Executive for Good Reason (Paragraph 4.5), Executive, or his estate in the case of Executive’s death, shall have the right to receive: (i) any unpaid portion of Executive’s accrued Base Salary and prorated annual bonus as of the date of termination; (ii) payment for any accrued, but unused, vacation pay and documented unreimbursed expenses; (iii) severance equal to continuation of Executive’s then current Base Salary and all insurance benefits provided hereunder (including those benefits applicable to Executive’s family) for a one (1) year period from the date of termination; and (iv) acceleration of any unvested shares of restricted stock or options and no early expiration of exercise period due to termination of the Employment Period.  Such amounts shall be in addition to any benefits Executive may receive under any insurance plan provided by the Company or from the State of California or Workers’ Compensation and the cash portions of the foregoing shall be paid in a single lump sum severance amount as soon as practicable following such termination of employment, but in no event later than thirty (30) days after the effective date after such termination of employment except for the prorated annual bonus which shall be paid within fifteen (15) days of the end of the last calendar quarter of the applicable Employment Period.

5.2  Voluntary Termination or Termination For Cause. Upon the termination of Executive’s employment hereunder pursuant to a Voluntary Termination (Paragraph 4.4) or a Termination For Cause (Paragraph 4.2), Executive shall only have the right to receive (i) any unpaid portion of his Base Salary and Bonus as of the date of termination; (ii) payment for any accrued but unused vacation pay and documented unreimbursed expenses; and (iii) any benefits payable under the provisions of the Company’s benefit plans.

5.3  Additional Payments by Company. In the event that any payments under this Agreement or any other compensation, benefit or other amounts payable from the Company for the benefit of Executive are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), no such payment (“Parachute Payment”) shall be reduced (except for required tax withholdings) and the Company shall pay to Executive by the earlier of the date such Excise Tax is withheld from payments made to Executive or the date such Excise Tax becomes due and payable by Executive, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 5.3 and Excise Tax upon the payment provided for by this Section 5.3), shall be equal to the amount Executive would have received if no Excise Tax had been imposed. A Tax counsel chosen by the Company’s independent auditors, provided such person is reasonably acceptable to Executive (“Tax Counsel”), shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify Executive of its determination. The Company and Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company’s reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Executive shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay Executive an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 5.3 and an amount equal to the tax on such amounts at Executive’s Tax Rate. For the purposes of the foregoing, “Tax Rate” means Executive’s effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, all at the highest marginal rate of taxation in the country and state of Executive’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.”

Greico Employment Agreement

5.4  No Mitigation Required or Allowed. The Executive shall not be required to mitigate the amount of any payments provided for in this section 5 (paragraphs 5.1 through 5.3) of the Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit paid under section 5 of this Agreement be reduced by any income earned by the Executive as a result of his independent work, as an employee of any other business, by the receipt of or right to any form of retirement benefit, or by any other source of income or benefit.

6.	CONFIDENTIAL INFORMATION, NON-SOLICITATION, NON- DISPARAGEMENT.

6.1  Confidential Information. In the course of his employment with Company, Executive will have access to confidential and proprietary information and records, data and other trade secrets of Company (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding Company: Corporate information, including plans, strategies, policies, resolutions and any litigation or negotiations; marketing information, including strategies, methods, customers, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Executive shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way except as required in the performance of his duties for the Company. For purposes of this paragraph, Confidential Information does not include any publicly available information or any information, prints, patents or other rights that Executive had or owned prior to employment with Company.

Greico Employment Agreement

6.2  Non-Solicitation. Because of the nature of Executive’s work for the Company, Executive’s solicitation or serving of certain customers, clients and vendors related to Executive’s work for the Company would necessarily involve the unauthorized use or disclosure of Proprietary Information, and the proprietary relationships and goodwill of the Company. Accordingly, for two (2) years following the termination of Executive’s employment with the Company for any reason, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person or entity then known to be a customer or client or vendor of the Company to terminate his, her or its relationship with the Company for any purpose, including the purpose of associating with or becoming a customer, client or vendor, whether or not exclusive, of Executive or any entity of which Executive is or becomes an officer, director, member, agent, employee or consultant, or otherwise solicit, induce, or attempt to solicit or induce, any Restricted Customer/Client/Vendor to terminate his, her or its relationship with the Company for any other purpose or no purpose.

6.3  Moreover, during Executive’s employment with the Company and for two (2) years thereafter, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce, any person known to Executive to be an employee or contractor of the Company to terminate his, her or its employment or other relationship with the Company.

6.4  Non-Disparagement. Executive agrees that during his employment and for a period of two (2) years thereafter, Executive will not disparage the Company nor take any actions or make remarks or comments that may reasonably be interpreted as disparaging of the Company.

6.5  Non-Competition. Executive agrees that during the term of this Agreement, Executive shall not, directly or indirectly, engage in, or serve as an officer, director, employee, partner, agent or consultant, or otherwise hold any ownership or other interest in any entity which engages in any business which competes with that of the Company.

7.	MISCELLANEOUS

7.1  Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

7.2  Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be mailed, telecopied, dispatched by reputable commercial courier or delivered by hand as follows:

If to Executive:
Frank Greico
3847 Castleview Drive
Agoura, CA 91301

Greico Employment Agreement

If to the Company:
Auriga Laboratories, Inc.
10635 Santa Monica Blvd. #120
Los Angeles, CA 90025
Telephone: 310-461-3600
Facsimile: 310-806-4161
Attention: Chief Executive Officer

If any notice, request, demand, direction or other communication required or permitted to be given hereunder is given by mail, it will be effective on the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier during regular business hours of the recipient, when sent; if given by telecopier outside regular business hours of the recipient, at the opening of business on the next business day; if dispatched by reputable commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

7.3  Binding Agreement. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

7.4  Governing Law. This Agreement and all amendments thereof shall be governed by, and construed and enforced in all respects in accordance with, the laws of the State of California.

7.5  Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

7.6  Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, terms sheets, oral or written representations and understandings among the parties with respect thereto. The parties shall enter into the Company’s standard indemnification agreement, which shall be binding on the parties; however, any conflicts between the indemnification agreement and this Agreement shall be resolved in favor of this Agreement’s terms.

7.7  Amendments. This agreement may be amended only by an agreement in writing signed by Executive and the Chairman of the Board of the Company.

7.8  Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder.

7.9  Attorneys’ Fees. If any Party brings an action or proceeding involving this Agreement, the prevailing party in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees

Greico Employment Agreement

7.10  Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the later of the end of the calendar year of the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)). To the extent that any severance payments (including payments on termination for “good reason”) come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

7.11  Arm’s Length Agreement. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. Each of the parties hereto has been represented by independent legal counsel of its own choice. Accordingly, any rule of law or any statute, legal decision, or common law principle of similar effect, that would require interpretation of any ambiguity in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.

7.12  Fees and Expenses for Negotiating this Agreement. The Company will pay the Executive’s attorney’s fees incurred in connection with the negotiation and execution of this Agreement up to but not in excess of $2,000.

Greico Employment Agreement

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to due authorization from the Board, the Company has caused these promises to be executed in its name on its behalf, all as of the day and year first above written.

“COMPANY” - Auriga Laboratories, Inc.	“EXECUTIVE”
By:/s/ Philip S. Pesin Name: Philip S. Pesin Its: Chief Executive Officer Dated:August 27, 2007	/s/ Frank Greico Frank Greico Dated:August 27, 2007